Exhibit 3.1

KLA-TENCOR CORPORATION, A DELAWARE CORPORATION AMENDED AND RESTATED BY-LAWS

AS AMENDED AND RESTATED: FEBRUARY 19, 2009

ARTICLE I STOCKHOLDERS

     Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.

     Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called only by the Board of Directors and shall be held at such place, on such date, and at such time as they shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

     Section 3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date of such meeting, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation). Notice of any meeting of stockholders will be given either personally, by mail, express mail, courier service or, with the actual or constructive consent of the stockholder entitled to receive such notice, by electronic transmission (including facsimile or electronic mail). Notice given by electronic transmission pursuant to this subsection will be deemed given: (a) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has actually or constructively consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has actually or constructively consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (d) if by any other form of electronic transmission, when directed to the stockholder.

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Section 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.

     If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then, provided that those present hold more than 33-1/3% of the shares entitled to vote, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     Section 5. Conduct of the Stockholders’ Meeting. At every meeting of the stockholders, the Chairman of the Board of the Corporation, or in his absence the Chief Executive Officer of the Corporation, or in his absence the President of the Corporation, or in his absence the Vice President designated by the Chairman of the Board or the Chief Executive Officer, or in the absence of such designation any Vice President, or in the absence of the Chairman of the Board, Chief Executive Officer, President or any Vice President a chairman chosen by the majority of the voting shares represented in person or by proxy, shall act as chairman of the meeting. The Secretary of the Corporation or a person designated by the chairman shall act as Secretary of the meeting. Unless otherwise approved by the chairman, attendance at the Stockholders’ Meeting shall be restricted to stockholders of record, persons authorized in accordance with Section 8 of Article I of these By-Laws to act by proxy, and officers of the Corporation.

     Section 6. Conduct of Business. The Chairman shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance herewith or, at the Chairman’s discretion, in accordance with the wishes of the stockholders in attendance.

     The Chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. The Chairman may impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any meeting except in accordance with the applicable procedures set forth in this Section 6, Section 7 of Article I below and Section 11 of Article II below.

The Chairman of any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the applicable provisions of this Section 6, Section 7 of Article I below and Section 11 of Article II below, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 7. Notice of Stockholder Business (Other Than Director Nominations).

(a)	Annual Meeting:

(i)	The following provisions of this Section 7(a) shall not apply to nominations for the election of directors, which shall be governed by Section 11 of Article II of these ByLaws.

     (ii) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving notice provided for in these By-Laws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 7(a).

     (iii) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the annual meeting and (B) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. For purposes hereof, a “public announcement” will mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed. In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

     (iv) A stockholder’s notice to the Secretary of the Corporation must set forth as to each matter the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of the stockholder and the beneficial owner (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), if any, on whose behalf the business is being proposed, (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is being proposed: (1) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, (2) the class and number of shares of the Corporation which are owned of record by the stockholder and the beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of the Corporation owned of record by the stockholder and the beneficial owner as of the record date for the meeting, and (3) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business, and (C) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the business is being proposed, as to the beneficial owner: (1) the class and number of shares of the Corporation which are beneficially owned by the stockholder or beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the meeting of the class and number of shares of the Corporation beneficially owned by the stockholder or beneficial owner as of the record date for the meeting, (2) a description of any agreement, arrangement or understanding with respect to the business between or among the stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (3) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of the Corporation, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of the Corporation, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

     (v) Notwithstanding anything in these By-Laws to the contrary, no business (other than director nominations, which are governed by Section 11 of Article II of these ByLaws) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 7(a). The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 7(a), and, if he or she should so determine, he or she will so declare at the meeting that any such business not properly brought before the meeting will not be transacted. Notwithstanding the foregoing provisions of this Section 7(a), unless otherwise required by law, if the stockholder does not provide the information required under clauses B(2) and C(1) through C(3) of Section 7(a)(iv) above to the Corporation within five business days following the record date for an annual meeting of stockholders or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the business described in the stockholder’s notice delivered pursuant to Section 7(a)(iv) above, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 7(a), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the business at the meeting by the stockholder stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

     (vi) Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for an annual meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

(b)	Special Meeting:

(i)	The following provisions of this Section 7(b) shall not apply to nominations for the election of directors, which shall be governed by Section 11 of Article II of these ByLaws.

     (ii) At a special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a special meeting, business must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders, properly brought before the meeting by a stockholder.

     Section 8. Proxies and Voting. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by a written or electronic proxy, filed in accordance with the procedure established for meeting or taking of action in writing, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. An electronic proxy (which may be transmitted via telephone, e-mail, the Internet or such other electronic means as the Board of Directors may determine from time to time) shall be deemed executed if the Company receives an appropriate electronic transmission from the stockholder or the stockholder’s attorney-in-fact along with a pass code or other identifier which reasonably establishes the stockholder or the stockholder’s attorney-in-fact as the sender of such transmission. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the General Corporation Law of Delaware.

     Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

     All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

     All elections shall be determined by a plurality of the votes cast, and, except as otherwise required by law or these By-Laws, all other matters shall be determined by a majority of the votes cast.

     Section 9. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

     Section 10. Elimination of Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE II BOARD OF DIRECTORS

     Section 1. Number and Term of Office. The number of directors shall initially, as of the date of these Amended and Restated By-Laws, be ten (10) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible. As of the date of these Amended and Restated By-Laws, the current term of office of the first class (Class I) is scheduled to expire at the 2011 annual meeting of stockholders, the current term of office of the second class (Class II) is scheduled to expire at the 2009 annual meeting of stockholders and the current term of office of the third class (Class III) is scheduled to expire at the 2010 annual meeting of stockholders. At each subsequent annual meeting of stockholders, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation or removal of any director.

     Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by (i) a majority of the directors then in office, though less than a quorum, or (ii) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

     Section 5. Special Meetings. Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number), the Chairman of the Board or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not fewer than five (5) days before the meeting or by giving such notice by telephone, electronic transmission, telecopy or delivery by overnight courier service not fewer than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 6. Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

     Section 7. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 8. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

     Section 9. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)	To declare dividends from time to time in accordance with law;

(2)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

     (3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

     (4) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

     (5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

     (6) To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

     (7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

     (8) To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation's business and affairs.

     Section 10. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 11. Nomination of Director Candidates.

(a)	Annual Meeting:

(i)	Only persons who are nominated in accordance with the procedures set forth in this Section 11(a) will be eligible for election as directors at an annual meeting of the stockholders. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, at an annual meeting of the stockholders, only such nominations for director will be made as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving notice provided for in these ByLaws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 11(a).

     (ii) For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the annual meeting and (B) the tenth (10th) day following the date on which public announcement (as defined in Section 7(a)(iii) of Article I of these By-Laws) of the date of such meeting is first made. In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

     (iii) A stockholder’s notice to the Secretary of the Corporation regarding the nomination of one or more directors must set forth (A) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the Corporation which are owned by such person, including shares beneficially owned and shares held of record, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (5) a written statement executed by such nominee acknowledging that, as a director of such corporation, such person will owe a fiduciary duty, under the General Corporation Law of the State of Delaware, exclusively to the Corporation and its stockholders; (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made: (1) the name and address, as they appear on the Corporation’s books, of the stockholder giving the notice, and the name and address of the beneficial owner, (2) the class and number of shares of the Corporation which are owned of record by the stockholder and the beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of the Corporation owned of record by the stockholder and the beneficial owner as of the record date for the meeting, and (3) a representation that the stockholder intends to appear in person or by proxy at the meeting to present the nomination, and (C) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is being made, as to the beneficial owner: (1) the class and number of shares of the Corporation which are beneficially owned by the stockholder or beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the meeting of the class and number of shares of the Corporation beneficially owned by the stockholder or beneficial owner as of the record date for the meeting, (2) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (3) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of the Corporation, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of the Corporation, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting. At the request of the Board of Directors or the chairman of the Board of Directors, any person nominated by a stockholder for election as a director will furnish to the Secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee and such other information as the Corporation may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Corporation. No person will be eligible for election as a director of the Corporation at an annual meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 11(a).

     (iv) Notwithstanding the foregoing provisions of this Section 11(a), unless otherwise required by law, if the stockholder does not provide the information required under clauses B(2) and C(1) through C(3) of Section 11(a)(iii) above to the Corporation within five business days following the record date for an annual meeting of stockholders or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the

Corporation. For purposes of this Section 11(a), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the nomination at the meeting by the stockholder, stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

     (v) The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that a nomination was not made in accordance with the provisions of this Section 11(a), and in such event the defective nomination will be disregarded; provided, however, that nothing in this Section 11(a) shall be deemed to limit any voting rights upon the occurrence of dividend arrearages, provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

     (vi) Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination for director in the Corporation’s proxy statement and form of proxy for an annual meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

(b)	Special Meeting:

(i)	Only persons who are nominated in accordance with the procedures set forth in this Section 11(b) will be eligible for election as directors at a special meeting of the stockholders. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, at a special meeting of the stockholders at which directors are to be elected pursuant to the notice for such meeting, only such nominations for director will be made as shall have been properly brought before the meeting. To be properly brought before a special meeting, nominations must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving notice provided for in these By-Laws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 11(b).

     (ii) In the event a special meeting is called for the purpose of electing one or more directors to the Board of Directors, any stockholder satisfying the requirements set forth in Section 11(b)(i)(C) above may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice for such meeting, if the stockholder delivers a notice satisfying the requirements set forth in Section 11(a)(iii) above to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the special meeting nor later than the close of business on the later of: (i) the ninetieth (90th)

day prior to the special meeting or (ii) the tenth (10th) day following the day on which public announcement (as defined in Section 7(a)(iii) of Article I of these By-Laws) is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. At the request of the Board of Directors or the chairman of the Board of Directors, any person nominated by a stockholder for election as a director will furnish to the Secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee and such other information as the Corporation may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Corporation. No person will be eligible for election as a director of the Corporation at a special meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 11(b).

     (iii) Notwithstanding the foregoing provisions of this Section 11(b), unless otherwise required by law, if the stockholder does not provide the information required under clauses B(2) and C(1) through C(3) of Section 11(a)(iii) above to the Corporation within five business days following the record date for a special meeting of stockholders or if the stockholder (or a qualified representative of the stockholder) does not appear at the special meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11(b), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the nomination at the meeting by the stockholder, stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

     (iv) The chairman of the special meeting may determine and declare, if the facts warrant, at the meeting that a nomination was not made in accordance with the provisions of this Section 11(b), and in such event the defective nomination will be disregarded; provided, however, that nothing in this Section 11(b) shall be deemed to limit any voting rights upon the occurrence of dividend arrearages, provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

ARTICLE III COMMITTEES

     Section 1. Committees of the Board of Directors. The Board of Directors, by a resolution passed by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings (consistent with the notice provisions of Article II, Section 5 of these By-Laws); one-third of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.

ARTICLE IV OFFICERS

     Section 1. Generally. The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer and such other officers as may from time to time be appointed by the Board of Directors. In addition, the Corporation’s officers for purposes of Section 16 of the 1934 Act shall be designated by the Board of Directors. Each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person.

     Section 2. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the stockholders and the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these ByLaws. If there is no Chief Executive Officer, then the Chairman of the Board shall also be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Article IV, Section 3 of these By-Laws.

     Section 3. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. In the absence or nonexistence of a Chairman of the

Board, he shall preside at all meetings of the stockholders and the Board of Directors. He shall have the general powers and duties of management usually vested in the Chief Executive Officer of a Corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

     Section 4. President. The President shall act in a general executive capacity with such duties and powers as may be prescribed by the Chief Executive Officer or the Board of Directors.

     Section 5. Vice President. In addition to officers elected by the Board of Directors in accordance with the first paragraph of Section 1 of this Article IV, the Corporation may have one or more appointed vice presidents. Such appointed vice presidents may be appointed by the Board of Directors or the Chief Executive Officer. The Board of Directors may designate one or more appointed vice presidents as executive vice presidents or senior vice presidents, and the Chief Executive Officer may designate one or more appointed vice presidents as senior vice presidents. Each Vice President shall have such powers and duties as may be delegated to him by the Board of Directors or the Chief Executive Officer.

     Section 6. Chief Financial Officer. The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation and shall have custody of all monies and securities of the Corporation. He shall make or cause to be made such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

     Section 7. Secretary. The Secretary shall issue all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders, the Board of Directors, and all committees of the Board of Directors. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation's transfer agent or registrar, a record of the Corporation's stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each. The Secretary shall have charge of the seal and the corporate books of the Corporation and shall perform such other duties as the Board of Directors may from time to time prescribe.

     Section 8. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

     Section 9. Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors or by any officer who may be granted such power by the Board of Directors.

     Section 10. Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the Chief

Executive Officer, any officer of the Corporation for purposes of Section 16 of the 1934 Act, or any other officer of the Corporation authorized by the Chairman of the Board or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V STOCK

     Section 1. Certificates of Stock. There will be issued to each holder of fully paid shares of the capital stock of the Corporation a certificate or certificates for such shares, if so requested by the holder (in the absence of such request, shares may be issued in book-entry form). To the extent required by the Delaware General Corporation Law, each holder of stock represented by certificates and, upon request, each holder of stock represented by uncertificated shares shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer (if there be such an officer), certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be a facsimile.

     Section 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where (a) a certificate is issued in accordance with Section 4 of Article V of these By-Laws or (b) the shares being transferred or re-issued are uncertificated shares, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

     Section 3. Record Date. The Board of Directors may fix a record date, which shall not be more than sixty (60) days nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for other action hereinafter described, as of which there shall be determined the stockholders who are entitled: to notice of or to vote at any meeting of stockholders or any adjournment thereof; to express consent to corporate action in writing without a meeting (if the Corporation’s charter and By-Laws allow such action without a meeting); to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

     Section 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI NOTICES

     Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by electronic transmission, facsimile, prepaid telegram, mailgram or commercial courier service. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be (a) the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or (b) the time such notice is dispatched, if delivered through the mails or by electronic transmission, facsimile, telegram, mailgram or courier.

     Section 2. Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent or a waiver by electronic transmission by any such person, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII MISCELLANEOUS

     Section 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by an Assistant Secretary.

     Section 3. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the

Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

     Section 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5. Time Periods. In applying any provision of these By-Laws which require that an act be done or not done a specified number of days prior to or following an event or that an act be done during a period of a specified number of days prior to or following an event, calendar days shall be used.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this by-law or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Section 2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

     Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within twenty (20) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

     Section 3. Non-Exclusivity of Rights. The rights conferred on any person in Sections 1 and 2 of this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 4. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

     Section 5. Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the Directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

     Section 7. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX AMENDMENTS

     The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation. Any adoption, amendment or repeal of By-Laws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation. In the event of any such adoption, amendment or repeal of these By-Laws by stockholders, in addition to any vote of the holders or any class or series of stock of this Corporation required by law or by these By-Laws, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.